PROXY STATEMENT OF THE COMPANY

Stealth BioTherapeutics Corp

c/o Stealth BioTherapeutics Inc.

140 Kendrick Street

Needham, MA 02494

Tel: (617) 600-6888

Shareholders of Stealth BioTherapeutics Corp:

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are invited to attend an extraordinary general meeting of shareholders of Stealth BioTherapeutics Corp, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on November 15, 2022 at 9:30 a.m. EST. The meeting will be held at Foley & Lardner LLP, 111 Huntington Ave Suite 2600, Boston, MA 02199. For shareholders wishing to join the meeting by teleconference, please use the dial-in details contained in the accompanying notice of the extraordinary general meeting.

This proxy statement and accompanying notice of the extraordinary general meeting and proxy card provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On July 31, 2022, the Company entered into the agreement and plan of merger (the “Merger Agreement”) among Stealth Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Parent”), and Stealth Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (the “Merger Sub”), which included a plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the Merger Agreement (the “Plan of Merger”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) after the Merger. At the Effective Time (as defined in the Merger Agreement), the Company will be directly owned by Parent, Equal Talent Investments Limited, Season Pioneer Investments Limited, Golwyn Capital Appreciation Limited and Morningside Venture (I) Investments Limited (“Morningside”) and beneficially owned by each of the foregoing and J. Wood Capital Advisors LLC (collectively, the “Buyer Group”). A copy of the Merger Agreement is attached as Annex A to this proxy statement.

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the Surviving Company. The Company expects the Merger to take place soon after forty (40) days following the date of the mailing of the transaction statement required to be filed under Section 13(E) of the Securities Exchange Act of 1934, a copy of which is attached here to as Annex B, or such later date as may be required to comply with Rule 13e-3 thereunder and all other applicable laws, after all the closing conditions to the Merger have been satisfied or waived in accordance with the Merger Agreement. Following the Effective Time of the Merger, American depositary shares (“ADSs”), each representing twelve (12) ordinary shares of the Company, with a par value of US$0.0003 per share, will no longer be listed on Nasdaq Global Market, and the Company will cease to be a publicly-traded company and will be a privately-held by the Buyer Group.

Each of the ordinary shares of the Company with a par value of US$0.0003 per share (the “Ordinary Shares”), other than as described below, issued and outstanding immediately prior to the Effective Time will cease to exist and be cancelled for the right to receive an amount in cash per share and without interest and excluding applicable taxes equal to US$0.03125 (the “Per Share Merger Consideration”).

Each ADS issued and outstanding immediately prior to the Effective Time will cease to exist and will be cancelled for the right to receive an amount in cash per ADS equal to US$0.375 (less up to US$0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated February 20, 2019, among the Company, Citibank, N.A. (the “ADS Depositary”) and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) (the “Per ADS Merger Consideration,” and together with the “Per Share Merger Consideration” the “Merger Consideration”), without interest and excluding applicable taxes. The ADS Depositary will distribute such consideration to the holders of ADSs pursuant to the terms and conditions set forth in the Merger Agreement and the Deposit Agreement.

Notwithstanding the foregoing, the following Ordinary Shares (including such Ordinary Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentences:

a)

Each of the Ordinary Shares held by Morningside or its affiliates (the “Continuing Shares”) issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter represent one validly issued, fully paid and non-assessable ordinary share, par value US$0.0003 each, of the Surviving Company.

b)

Each of the (i) Ordinary Shares held by the Company or any of its subsidiaries; and (ii) Ordinary Shares held by or Ordinary Shares represented by ADSs held by the ADS Depositary and reserved for issuance and/or allocation pursuant to the Company’s equity compensation plans (the “Excluded Shares”) and ADSs representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, will be cancelled without payment of any consideration or distribution therefor.

c)

Each of the Ordinary Shares held by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”), which will be cancelled at the Effective Time for the right to receive the fair value of such Ordinary Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Act (the “Dissenting Shares”).

At the Effective Time, each ordinary share, par value US$0.0003 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0003 per share, of the Surviving Company. These shares of the Surviving Company will (other than as otherwise provided in the memorandum and articles of association of the Surviving Company) rank pari passu with the Continuing Shares.

On June 24, 2022, Morningside presented a non-binding proposal to acquire all of the outstanding Ordinary Shares of the Company (including Ordinary Shares represented by ADSs) that Morningside and its affiliates did not already beneficially own.

At a meeting on July 31, 2022, a special committee of independent, disinterested directors of the Company (the “Special Committee”), which had been unanimously formed by the Board of Directors of the Company (the “Board”), after consultation with its own independent financial and legal advisors and due consideration, unanimously (a) determined that the execution of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger (the “Transactions”), are fair to and in the best interests of the Company and its shareholders (other than Morningside and its affiliates), (b) declared advisable, authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (c) recommended that the Board determine that the execution of the Merger Agreement, the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the shareholders of the Company (other than those affiliated with Morningside) and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (d) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders. Certain analyses prepared by the Company’s independent financial advisor are attached hereto as Annex C.

At a meeting on the same date, the Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company and the laws of the Cayman Islands, (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than other than Morningside and its affiliates) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger and (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval by way of special resolution.

After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote FOR the proposal (i) that the execution, delivery and performance of the Merger Agreement be authorized and approved, (ii) that the execution, delivery and performance of Plan of Merger be authorized and approved, (iii) the Merger and the completion of any and all transactions contemplated by the Merger Agreement and the Plan of Merger be authorized and approved, (iv) upon the Merger becoming effective, the existing memorandum and articles of association of the Company be replaced in their entirety with a new memorandum and articles of association of the Company (as the surviving company) in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), and (v) to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger and upon the Merger becoming effective, and the Amendment of the M&A.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company, i.e., passed by an affirmative vote of holders of Ordinary Shares representing two-thirds or more of the Ordinary Shares present and voting in person or by proxy at the extraordinary general meeting.

Only the holders of record of Ordinary Shares, of the Company as of 4:30 p.m. (New York City time) on October 7, 2022, (the “Share Record Date”) are entitled to receive notice of and attend the extraordinary general meeting and any adjournment thereof. No person shall be entitled to vote at the extraordinary general meeting unless it is registered as a shareholder on the Register of Members of the Company on the Share Record Date for the extraordinary general meeting.

One or more shareholders holding at least a majority of the paid-up voting share capital of the Company present in person or by proxy and entitled to vote at the extraordinary general meeting will constitute a quorum of shareholders.

Ordinary Shares that are validly voted, for which proxy cards are validly executed and returned within the deadline set forth below, will be voted at the extraordinary general meeting in accordance with the directions given. If no specific instructions are given in such proxy cards, the proxy holder will the discretion to vote as it determines appropriate. The proxy holder will also vote in the discretion of such proxy holder on any other matters that may properly come before the extraordinary general meeting, or at any adjournment thereof. Where any holder of Ordinary Shares affirmatively abstains from voting on any particular resolution, the votes attaching to such Ordinary Shares will not be included or counted in the determination of the number of Ordinary Shares voting for the purposes of determining whether such resolution has been passed (but they will be counted for the purposes of determining the quorum, as described above).

Proxies submitted by registered shareholders and street shareholders (see below) (by returning the proxy card) must be received by us no later than the time for holding the extraordinary general meeting to ensure your representation at the meeting.

The manner in which your Ordinary Shares may be voted depends on how your shares are held. If you own Ordinary Shares of record, meaning that your Ordinary Shares are represented by book entries in your name so that you appear as a shareholder in the Register of Members of the Company as maintained by Intertrust Corporate Services (Cayman) Limited (i.e., you are a registered shareholder), our share transfer agent, this proxy statement, the notice of extraordinary general meeting and the proxy card will be mailed to you by us. You may provide voting instructions by returning a proxy card. You also may attend the extraordinary general meeting and vote in person. If you own Ordinary Shares of record and you do not vote by proxy or in person at the, your shares will not be voted.

If you own Ordinary Shares in street name (i.e., you are a street shareholder), meaning that your Ordinary Shares are held by a bank, custodian, depositary, brokerage firm, or other nominee, you are then considered the “beneficial owner” of Ordinary Shares held in “street name,” and as a result, this proxy statement, the notice of extraordinary general meeting and the proxy card will be provided to you by your bank, custodian, depositary, brokerage firm, or other nominee holding the shares. You may provide voting instructions to them in respect of such Ordinary Shares directly by returning a voting instruction form received from that institution. If you own Ordinary Shares in street name and attend the extraordinary general meeting, you must obtain a “legal proxy” from the bank, custodian, depositary, brokerage firm, or other nominee that holds your shares in order to vote your Ordinary Shares at the meeting and present your voting information card.

Holders of our ADSs may only exercise their voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement (as defined below) governing our ADSs.

The ADSs Record Date is October 7, 2022. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on November 8, 2022 in order to ensure the Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Registered holders of Ordinary Shares may revoke their proxy or change voting instructions before shares are voted at the extraordinary general meeting by submitting a written notice of revocation to Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Grand Cayman KY1-9005, Cayman Islands with a copy to legal@stealthbt.com, or a duly executed proxy bearing a later date (which must be received by us no later than the date set forth below) or by attending the extraordinary general meeting and voting in person. A beneficial owner owning Ordinary Shares in street name may revoke or change voting instructions by contacting the bank, custodian, depositary, brokerage firm, or other nominee holding the Ordinary Shares or by obtaining a legal proxy from such institution and voting in person at the extraordinary general meeting. If you are not planning to attend our extraordinary general meeting in person, revocation of proxies submitted by registered holders of Ordinary Shares and street shareholders (by returning a proxy card) must be received by us no later than two hours before the meeting or adjourned meeting at which the proxy is to be used.

Holders of Ordinary Shares who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the shareholder vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, which is attached as Annex D. The fair value of such Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as or less than the Pre-Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS,

EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING NUMBER OF ORDINARY SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON NOVEMBER 4, 2022, AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BEFORE THE SHAREHOLDER VOTE IS TAKEN ON THE MERGER AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT.

If you have any questions or need assistance voting your Shares or ADSs, please contact Legal Department at 617-600-6888, or by email at legal@stealthbt.com. ADS holders who have any questions should contact the ADS Depositary. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.

Thank you for your cooperation and continued support.

Sincerely,

By order of the Board.

/s/ Irene P. McCarthy

Name: Irene P. McCarthy

Director

Date: October 7, 2022

ANNEX A

Merger Agreement

ANNEX B

Schedule 13E-3 Transaction Statement

Annex C

Independent Financial Advisor Presentations

Annex D

Section 238 of the Cayman Islands Companies Act